Exhibit 23.1

April 29, 2011
Geeknet, Inc.
11216 Waples Mill Road, Suite 100
Fairfax, VA 22030

RE:         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Geeknet, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about April 29, 2011 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of (i) up to 78,125 shares of the Company’s Common Stock issuable pursuant to the terms and conditions of the Stand Alone Restricted Stock Unit Agreement between the Company and Carol DiBattiste (the “DiBattiste Agreement”) and (ii) up to 78,125 shares of the Company’s Common Stock issuable pursuant to the terms and conditions of the Stand Alone Restricted Stock Unit Agreement between the Company and Jeffrey Drobick (the “Drobick Agreement” and, together with the DiBattiste Agreement, the “Agreements”).

In our capacity as legal counsel to the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the issuance and sale of the shares of the Company’s Common Stock pursuant to the Agreements.   It is our opinion that such shares, when issued and sold in the manner described in the Agreements and pursuant to the terms and conditions of the Agreements, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation